Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q3 2007 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct. 09. 2007 / 5:00PM ET

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

ALCOA Inc - IR

Alain Belda

ALCOA Inc - Chairman & CEO

Charles McLane

ALCOA Inc - EVP & CFO

CONFERENCE CALL PARTICIPANTS

John Hill

Citigroup - Analyst

Kuni Chen

Banc of America Securities - Analyst

John Tumazos

John Tumazos Very Independent Research - Analyst

Anthony Rizzuto

Bear, Stearns & Co. - Analyst

Charles Bradford

Bradford Research - Analyst

Michael Gambardella

JPMorgan Chase & Co. - Analyst

Joshua Golden

JPMorgan Chase & Co. - Analyst

David Gagliano

Credit Suisse - Analyst

Jim Brown

JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2007 Alcoa earnings conference call.

My name is Shawn, and I’ll be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question and answer session toward the end of this conference. (OPERATOR INSTRUCTIONS)

I’d now like to turn the presentation over to your host for today’s call, Mr. Tony Thene, Director of Investor Relations. Please proceed.

Tony Thene - ALCOA Inc - IR

Thank you, Shawn.

Good evening, and thank you for attending Alcoa’s third quarter 2007 analyst conference. At today’s conference, Alain Belda, Chairman and CEO will give an overview of the significant events in the quarter as well as a view of current market conditions and strategic initiatives. Chuck McLane, Executive Vice President and Chief Financial Officer will then review the third quarter financial results as well as current and next quarter’s anticipated business conditions.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Before I turn it over to Alain, I’d like to remind you that in discussing the Company’s performance today we have included forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific Risk Factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year-ended December 31, 2006, and Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC. In our discussion today, we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our website at www.alcoa.com under the “Invest” section.

At this point let me turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman & CEO

Well, thank you, Tony, and good evening, everyone.

Well we certainly had a significant amount of activity and challenges in this quarter. We had seasonal slow down in Europe and the softening of key markets in the U.S., and continued cost pressure with energy and the U.S. dollar devaluation, as well as lower metal prices. To offset these external pressures we continued to focus on productivity improvement, market share gains and new products and in addition, we did a lot of portfolio management and restructuring.

We sold our 7% equity holding in Chalco and received $2 billion in proceeds. We withdrew our offer for Alcan and took the charges related to that offering. We announced the sale of two businesses and continued to restructure our downstream. For packaging and consumer business we’ve received indicative offers from several potential buyers and are confident enough with the process to state that we intend to close by the end of this year or early in 2008.

For the AFL business, the most prudent course of action has been to implement a significant restructuring aimed at reducing the cost structure and returning this business to an acceptable return. We will then determine the best course of going forward with that business. Keeping it in perspective, on a year-to-date basis through these three quarters, we have established all-time records for revenue, earnings, earnings per share and cash from operations. And lastly, yesterday the board authorized a significant increase in our current share repurchase program moving from 10% to 25% underscoring our belief in the inherent value of the Company and its long term potential.

Let me take a minute and give you more details of the thought process concerning our Chalco decision. We do not normally take minority stake, but we did participate in the Chalco IPO six years ago. We saw this at the time as an opportunity for us and a way to help Chalco enter the equity market. The transaction yielded proceeds of $2 billion and a total shareholder return of greater than 1,000% or 44% on an annualized return basis.

This has changed nothing concerning our commitment to China. We look forward to continuing to work with our partners there to help the industry realize its great potential. We opened our first office in China in 1993 and currently operate 17 manufacturing facilities there, and we are in the midst of a major expansion of our Bohai rolling mill where we are investing approximately $300 million in an advanced hot rolling mill and we anticipate having this mill commissioned early next year.

Now, I’d like to give you an update on the aluminum market and then close with a quick update on the strategic initiatives for our company. Visible stocks are higher with the LME up more than 100,000 tons in September. Most of that increase came in the U.S. and Europe, while the Asia region actually declined. Metal being placed in warrant should not be confused with metal being sold to the LME cash market. This move from off warrant to warrant was in my view driven by increases in the cost of credit which forced more visibility on stock and kept off the warehouses. Even with these increases, total inventory defined in days of consumption is still at a healthy level, more than three days lower than it was at the same period last year of about 35 to 37 days total.

On the demand side, China remains a major driver of growth. We increased the projected growth rate for Chinese primary consumption this year to almost 36%, and we estimate China increasing their production by 34% this year, a total production number of 12.5 million tons per year. There is no evidence that exports bans have led to inventory build and we continue to believe that their growing domestic consumer driven market will absorb all of this production coming on stream this year and next, and while the strong Chinese consumption garner most of the attention, other countries are growing also.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Latin America is up 7.8% driven by strong demand in Brazil, Asia excluding China is up 5% driven primarily by India, Vietnam and Thailand, and the U.S. is softening with a projected decrease of 6% in consumption year-over-year, but the whole world pulled by China and the other BRIC countries is estimated to be growing in excess of 10% this year. And even with all of this (inaudible) capacity growth in China, they’re still not self-sufficient.

They remain a net importer of aluminum and when looking at the whole picture and including scrap imports which were more than 200,000 tons in August, they’ve exceeded a million tons this year. So we continue to see robust demand in China and strong markets fundamentals and at the same time, they continue to look for opportunities outside of their country for bauxite, for alumina, for aluminum indicating that the power situation and the high cost of alumina which will eventually constrain their growth and create opportunities elsewhere.

In summary, our latest supply and demand balance is as follows: For alumina, we have again lowered our projection from a range of balance to 1 million tons surplus to a range of balance to 500,000 ton surplus, and driven by slower ramp-up and brownfield expansions and higher Chinese metal production. The spot market for alumina supports this change. Recent prices have exceeded $375 per ton.

For aluminum, we continue to project 300,000 tons of surplus for 2007, but keep in mind that this is less than 1% of the 38 million tons or about three days of global supply. Given that we can’t be 100% precise on the in process inventory build up at both primary production and fabricated locations in China as well as the logistic friction, this is not a worrisome number, but for sure, China will remain the arbiter of world prices in the coming years in our industry.

Let’s now move to the other end markets. In the third quarter, the end markets went through their normal summer slowdowns. This year, that impact was compounded by the uncertainties in the financial market and the destocking occurring at the distributor level. Aerospace continued to be very strong end market for us, with Boeing, Airbus, Embraer and Bombardier continuing to report robust growth in order backlog.

Commercial aerospace deliveries, are up 7% in the first half of 2007 and are forecast to increase 12% in 2008, however, in the short-term, the supply chain is in an overstock position. This has led to destocking of distributors’ inventories which has adversely affected the shipment mix of some of our businesses in both the U.S. and Europe. We anticipate this destocking continuing into the first quarter of next year and in addition, the delay of the A380 has had an impact and that demand is expected to pick up late in the first quarter of next year.

North American automotive market continues to present persistent weakness. In addition to the anticipated summer shut down, more pronounced production decline due to overtime reduction at Ford and Chrysler and lower demand for light trucks are expected. Higher inventory levels in the quarter will likely lead to further production cuts in the fourth quarter, and seasonable adjusted sale rate is now estimated down to 16 million units, the lowest mark since 1998. North American Class 8 truck demand has softened due to the large 2006 pre-buy. They’re down about 54% from the prior year and 42% year-to-date, and we believe the fourth quarter Class 8 production is expected to be even lower than the third quarter level, and impacting also trailer build rate.

Non-residential building and construction market remains strong in spite of the prevailing uncertainty in the credit markets. Now let me give you an update on our strategic initiatives. In the upstream market, our strategic direction is focused on securing key bauxite reserves and low cost stranded power with a strong preference for renewable power.

We’re focused on repowering our North American and European smelters through power contract expansion as well as joint venture arrangements and we continue to invest in breakthrough technologies for our smelters and refineries. We continue to work in Brazil on our Juruti bauxite mine development, our Sao Luis refinery expansion, and a growing number of hydro-projects, and we continue to move forward on a potential refinery in Guinea, another strategic bauxite region in the world.

In smelting, we are in the start up phase of the greenfield smelter in Iceland and full production has been restricted due to the delay in the completion of the power project. We are cooperating with the power company to address these issues and we now project full power to be available in the fourth quarter and estimate production for 2007 to be - for 2008 to be 300,000 tons for the full year. We have MOU’s signed in Greenland and North Iceland, both based on renewable energy and we are pursuing smelter positions in China as well as in the Middle East, most likely through additional joint ventures.

We have also clarified our strategic downstream focus. We are in and will stay in businesses that are based on proprietary technologies and alloys, unique equipment and complex processes that serve rapidly expanding common end markets, flat-rolled products, hard alloy extrusions, forging, fasteners and air foil businesses. In both segments, upstream and downstream, we continue to pursue across-the-board organic growth, geographic expansion, market specialization and segmentation as well as profitable acquisition growth.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

We have taken additional steps in our portfolio and have further tightened the focus of the Company and monetized long held opportunity opportunistic investments. These actions have helped with our capital structure, capital redeployment objectives and shareholder’s interest, and after completing the soft-alloy extrusion joint venture last quarter, we are focused on the divestiture of the packaging business, the restructuring of the AFL business, and returning that business to an acceptable rate of return.

The sale of the Chalco investment allows us to monetize the gain and redeploy the proceeds in other areas to enhance shareholder’s values. Although these actions gave the board the confidence to significantly increase our share repurchase program from 10% to 25% over the next three years, this in addition to our dividend increase announced in the first quarter of this year. Both actions underscore our belief in the inherent value of the Company and our long term potential.

At the end of 2006, we established six financial targets for 2007. For the targets cash from operation will exceed capital expenditures, volume, mix, productivity will exceed cost inflation, and capital expenditures will not exceed $3.2 billion. We are on target, excluding the impact of currency, and we are on track to beat our target for ROC, EBITDA margin improvement, and debt-to-capital targets.

In summary, a significant progress and value has been achieved through the first three quarters, ending with a strong balance sheet despite substantial investments in growth and after significant restructuring and divestitures charges. Well, as I said on my first slide, the third quarter was challenging with seasonality, increases in energy costs, a weakening U.S. dollar, lower metal prices. In addition, increased costs of getting Rockdale and Tennessee smelters back to full operation and bringing our greenfield smelter in Iceland online. We’re sure that these are increasing cost pressures in raw materials and energy but we continue to work at offsetting these increases with our ABS approach to management.

The aluminum market is growing at a healthy rate. The end market uses continue to expand as a consequence of globalization and urbanization. Aluminum price discount to copper and zinc has created application expansion, and the environmental pressure on CO2 reduction will create excellent opportunities going forward. As a consequence of closures and more disciplined operation, European rolling mills are for the first time in 30 years operating at full capacity. In the U.S. due again to a more disciplined operation but also due to plant specialization, plants are making cost of capital even while operating at a lower volume than rate of capacity.

2007 has been a destocking year in the industrialized economies. Finance costs have forced non-visible inventories to be visible. This has changed the pricing fundamentals which are based on days of inventories and supply, and the shape of the cash cost curve. We have new low cost plants starting next year and the year after that.

We have contracts with metal price caps that are expiring over the next two years, and cost reductions in areas like healthcare are materializing. We have start ups in China and a turnaround process in Russia. We have new projects, new markets and new technologies and all have a positive impact on EBITDA and cash flow. With our position in upstream and downstream, we are very optimistic as we look forward.

Thank you for your attention and now let me turn it over to Chuck.

Charles McLane - ALCOA Inc - EVP & CFO

Thanks, Alain.

Good evening, everyone. I’d like to take an extra few minutes with you today and provide an enhanced level of transparency so that you can see the exact impact of many of the activities in the quarter, but first, a financial overview. Income from continuing operations was $558 million or $0.64 per share. These numbers include both the gain on the Chalco sale as well as the restructuring cost.

Quarterly revenue of $7.4 billion was down 8% sequentially due primarily to the lower metal price, the negative impact of the normal third quarter seasonality, and the elimination of revenue associated with the completion of the soft-alloy extrusion joint venture. Each of the four downstream segments continue to have improved EBITDA margins compared to ‘06. Year-to-date, Flat Rolled Products stand at 6.8%, Engineered Solutions at 11.9%, Extruded and End Products at 5.2%, and Packaging and Consumer at 9.2%. Cash from operations was $592 million after a $206 million pension contribution.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

On a year-to-date basis we achieved all-time highs in income from continuing ops, earnings per share, revenue and cash from operations. Debt-to-capital currently stands at 29%. We continue to exceed the cost of capital with an ROC of 11.8%.

Excluding our growth investments, return on capital stands at 14.6%, and lastly, as Alain noted earlier, the Company took significant strides in executing on its portfolio strategy by monetizing the Chalco investment and by reaching decisions on the sale of the packaging and consumer business and the auto casting business. In addition, we have initiated significant restructuring plans for our AFL business. The net impact of these activities will give us flexibility in our capital structure as we look to increase shareholder value.

With that overview as a back drop, let’s look at the bridge comparing second quarter to third quarter performance. As we do every quarter, this chart bridges sequential income from continuing operations excluding restructuring and transaction costs. Even with the current cost pressures, we were able to achieve a sequential net productivity increase of $13 million, predominantly in the downstream segments.

Energy costs were up $32 million sequentially, primarily in our upstream segments. The weakening of the U.S. dollar continues to play a significant role in our operating results, increasing the cost of our non-U.S. manufacturing base. Sequentially, the following currencies appreciated against the U.S. dollar—Australian dollar 2%, Brazilian real 4%, Euro 2% and the Canadian dollar 5%. On a year-over-year basis, the A-dollar was up 12%, the Real 13%, the Euro 8% and the C-dollar 7%.

The impact of seasonality across all downstream segments was $59 million and will be detailed as we move through the segments. On a one month lag basis, the LME cash price was down $149 a ton resulting in a sequential decrease of $135 million, and finally, the Chalco sale was equal to $1.14 billion in net earnings or $1.30 per share. To change gears for a minute looking at 2007 versus 2006 year-to-date, unfavorable currency drove our profitability down by roughly $100 million after tax.

In addition, input costs have increased year-over-year. Coke, pitch, natural gas, fuel oil and ocean freight have all increased between 20% to 40%. We have been able to overcome most of those input increases through productivity improvements, mix, and market share gains.

Now let’s take a quick look at the income statement. As stated previously, revenues were impacted not just from lower LME prices but also from the formation of the joint venture of our soft-alloy extrusion business. The elimination of those revenues reduced quarterly sales by approximately $400 million. The income is now recorded as equity income and reported in the extruded and end product segment.

As you can see they all saw significant swings in restructuring cost, interest, other income and taxes so let’s go through each one in greater detail. This slide captures the major profit and loss items in the quarter that are either non-operating or are unusual in nature. We have also indicated where these items fall on the income statement, and their classification by segment in order to provide clarity. It would be difficult to understand the results without this breakdown as this quarter had an unusually high volume of these items. The starting point is income from continuing operations of $558 million or $0.64 per share.

I will now take time to go through each line item. Restructuring is essentially comprised of four components. First, the loss on the anticipated Packaging and Consumer sale at $604 million, $389 million of which relates to taxes. We have committed to sell this business in late ‘07 or early ‘08.

The pre-tax charge for the anticipated loss on the sale was approximately $215 million. In addition, there will be a tax charge associated with the non-deductibility of goodwill. The after-tax loss in the sale of Auto Castings is $51 million. We are currently working through a definitive agreement with the purchaser and anticipate closing that sale by the end of the year.

The AFL restructuring charge is $189 million. The charge consists of an impairment of goodwill totaling $93 million and a restructuring charge of $96 million associated with the reduction of workforce and plant closures. Lastly on the restructuring front, we took a charge on our Australian rolled product assets of $11 million all related to severance cost. The design is to significantly narrow the product lines to insure profitability and returns in the future.

Next, the majority of the Alcan transaction costs this quarter stemmed from the immediate amortization of the cost of the credit facility. We monetized our investment in Chalco, the book gain on the sale was $1.14 billion or $1.30 per share. The discrete taxes are generated by the one-time German tax rate change as well as adjustments generated by the filing of our 2006 U.S. return.

We incurred incremental stock option expense as employees exercised legacy reload options during the quarter. These expenses were incremental to the normal amortization and they are non-cash in nature. Reload options have not been granted since ‘03. The primary curtailment and start up costs include the impact of Rockdale, Tennessee, Iceland and Jamaica, as well as a one-time charge for bauxite mine development of $13 million. They represent costs incurred in the quarter and we will detail them as we go through the segment slides.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Currency translation amounted to $34 million, and we also incurred $17 million in mark-to-market losses on metal hedge positions. Alcoa hedges fixed price customer sales in the downstream to eliminate commodity price risk. Most of these hedges qualify for hedge accounting but sales that don’t have firm volume commitments are subject to mark-to-market accounting. These charges are non-cash and are closed out and offset when the customer shipments are actually made. They have been immaterial in the previous two quarters of this year.

Now that you have a delineation of these individual items, we thought it would be worthwhile to reconcile the various components of the effective tax rate on the next slide. The reported effective tax rate for the quarter was 63%. With this slide I will take you through the unusual items. The most significant impact on the reported rate is driven by the non-deductibility of goodwill in the Packaging and Consumer business.

The total book value including the goodwill would provide a marginal pretax loss on the anticipated transaction, however when computing taxes, the book basis is reduced by the goodwill generating a gain and a tax on that gain. What you end up with is a tax cost on the loss which distorts the overall rate, and as I’m sure you’re aware, there’s also a difference between book taxes and cash taxes. The Company can utilize AMT credit carry-forwards and pension contributions to name a couple in order to mitigate its cash taxes. Once you pull out these restructuring and discrete items, you end up with an operational effective tax rate of approximately 29% for the full year.

The most significant take away from these detailed descriptions is that the operating results were not only impacted by currency, higher energy and seasonality but that there were a host of transaction and unusual costs resident in the results. When looking ahead, many will either be completely eliminated or will materially diminish over the next two quarters.

Now let’s move on to the segment results. For the alumina segment, ATOI decreased $61 million. The majority of the sequential decrease was driven by cost inflation, primarily energy of $17 million, the impact of a weaker U.S. dollar, and decreased volume primarily due to Hurricane Dean. In addition, it was a $9 million, one-time technology fee received last quarter, not repeated and a one-time charge for bauxite mine development of $13 million.

Looking to the fourth quarter, we anticipate a 2% to 3% increase in production but pressure from fuel oil and natural gas prices is expected to continue. Moving next to the primary segment, sequentially primary metal’s ATOI decreased $179 million due to the following: First, the decline in prices. The LME cash price on a one month lag decreased $149 a ton sequentially while the Midwest premium decreased $13 a ton.

An exaggerated decline drives the earnings sensitivity beyond its normal range. In fact, we saw the same type of earnings change in the third quarter of last year when LME price decreased by a similar amount and in the fourth quarter when LME price increased by a similar amount. Costs associated with bringing our Rockdale and Tennessee smelters back to full capacity were $29 million. Iceland’s start up costs for the quarter were $29 million.

As we previously disclosed, the third quarter was negatively impacted by seasonal energy of $13 million and currency ,principally the Euro, Real and the A-dollar. Looking forward to the fourth quarter, we anticipate Iceland start up costs close to the same level as the third quarter. The Rockdale and Tennessee smelters should be fully online by the end of the year and therefore with lower associated costs.

Now let’s move to the Flat-Rolled Products segment. Flat-Rolled Products ATOI decreased 34% on a sequential basis. The majority of the decrease was due to normal seasonality, plus a destocking of distributor inventories which adversely affected the shipment mix at our businesses in both the U.S. and Europe. The remainder was due to pre-operating costs at the Bohai mill. Looking forward, we expect to see the destocking by distributors and overall market softness to continue to the fourth quarter.

Moving next to the Engineered Solutions segment. Excluding the AFL performance, this segment again delivered outstanding results. The investment castings, forgings, and fasteners business delivered ATOI of $102 million, a 19% increase over prior year quarter, even with the North American heavy truck decline. Improvement was driven by productivity and market share gains.

Detracting from these results was the decline in AFL, Auto Castings and Auto Structures. ATOI decreased from a negative $8 million in the second quarter to a negative $35 million in the third quarter. This $27 million sequential decline was driven by the AFL business and can be broken down as follows: $7 million for the one-time German statutory tax rate change, $7 million for write-offs associated with the restructuring action, and $11 million due to the stronger seasonal decline in the automotive market. Looking forward the Class 8 truck downturn will be a bit more pronounced in the fourth quarter, yet you will begin to see the positive impact of the restructuring activity in the AFL business.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Moving to the Extruded and End Products segment, revenue was down significantly due to the fact that the soft-alloy business is now accounted for on an equity basis. ATOI decreased $46 million—$46 million to $13 million and was essentially driven by two items. Once the JV was completed, the business began recording its depreciation which had been out of earnings while it was held for sale. We communicated this in the first quarter when it was initially placed in that category and secondly, seasonality impacted the soft-alloy business. Looking forward we anticipate seeing volume recovery across all these businesses.

Moving next to the Packaging and Consumer segment, the Packaging and Consumer segment continues to perform extremely well with productivity improvements essentially overcoming most of the expected seasonal decline. As a result, ATOI was down only $1 million versus last quarter. On a year-over-year basis, ATOI was up 50% with productivity improvements in all businesses. EBITDA margins increased from 7.6% in 2006 to 9.2% in 2007. Looking forward to the fourth quarter, we expect continued productivity improvements and the normal seasonal upturn in the consumer products business.

Now let’s talk about cash flow. Cash from operations was $592 million after the $206 million pension contribution. Capital expenditures for the quarter were $941 million with roughly one half devoted to the four major growth projects: Iceland, Mosjoen, Sao Luis and Juruti. As Alain noted the depreciation of the U.S. dollar continues to inflate capital expenditures on our overseas growth portfolio. The Chalco sale is captured on the sale of investments line. The other line that I’d like to draw your attention to is the share repurchase amount of $1.3 billion, and lastly, even though it’s not on this slide, we currently have $1.3 billion on our balance sheet in cash.

Now let’s move to the last slide, to provide more detail on our share repurchase activity. In January of this year, the Board of Directors approved a repurchase plan for up to 10% of our outstanding shares over a three year time horizon. Through the third quarter of the first year, we have repurchased approximately 5% of our outstanding shares. After reviewing the Company’s prospects for continued strong cash generation and divestiture proceeds, the Board has just approved an increase in the authorization for up to 25% of the outstanding shares through 2010.

The share repurchases were modest in the first half of the year due to the pending Alcan offer. Share repurchases were also limited in the third quarter as the ongoing Alcan offer and pending Chalco transaction left a relatively small window to actually repurchase shares. In order to determine the levels of activity in the repurchase program, the Company will continue to evaluate our capital structure, market conditions, metal prices, as well as other funding needs including pension plans, capital spending, and other potential growth opportunities.

In summary, we’re taking great strides in executing our portfolio strategy, investing in our upstream assets and the global reach of our downstream businesses, while at the same time utilizing our cash position to invest in the Company through share repurchases.

Thank you for your attention, and we would be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of John Hill with Citi Investment Research. Please proceed.

John Hill - Citigroup - Analyst

Yes, thank you, good afternoon, and congratulations on all of the activities. It’s really great to see the Company being so responsive to shareholder preferences.

I was just wondering if we could take a moment and just describe the distribution of these charges as they relate to ATOI. We’ve talked a bit about them in terms of net income and such but could you walk through where these charges live at the segment level?

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Charles McLane - ALCOA Inc - EVP & CFO

Yes, John. I think we’ve got that laid out on the one slide that shows what categories—which segments they were in and so instead of going back and taking the time on everybody to call to take each individual line item again I think it would be better if you would just refer back to that slide if it would be okay.

John Hill - Citigroup - Analyst

So the point is that that reconciliation applies also to ATOI, not just to net income?

Charles McLane - ALCOA Inc - EVP & CFO

That is correct, yes.

John Hill - Citigroup - Analyst

Perfect, and then just as a quick follow-up, backing up to the market a little bit, any opinions on what $360 spot alumina means for us out there?

Alain Belda - ALCOA Inc - Chairman & CEO

It basically means that the Chinese are not moving as fast with their alumina production as they are with their smelter, and that bauxite costs, if you look at transportation costs is really going through the roof, plus there’s some difficulty of exporting out of Indonesia at the moment, so I think it says good things about alumina, spot price anyway.

John Hill - Citigroup - Analyst

Very good, thank you.

Operator

Your next question comes from the line of Kuni Chen with Banc of America Securities. Please proceed.

Kuni Chen - Banc of America Securities - Analyst

Hi, good afternoon, everybody. Just first question is just global (inaudible—technical difficulty) as far as the upstream businesses go. Nothing out there is for sale, so do you think this really restricts your future growth to just organic opportunities and again, just talking about the upstream part of the business.

Charles McLane - ALCOA Inc - EVP & CFO

Yes, I think the best way to look at that is that we’re looking for obviously a host of organic growth opportunities but we also take a very seriously—a long alumina position and think of that as a strategic asset and we look for joint venture opportunities as well, so there’s opportunities for us to grow organically as well as through joint ventures, not only on the organic side but also through existing assets.

Kuni Chen - Banc of America Securities - Analyst

Okay, and then just as a quick follow on, do you think at some point in the future that you would consider a more diversified kind of metals portfolio approach or is it always going to be pure play aluminum producer?

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman & CEO

Yes, over the years, we have looked at diversified portfolios that included items like titanium, magnesium, manganese, products that have similar functions and go to similar markets that we operate in. We haven’t found anything that would add market value to the shareholders and we didn’t do anything in those times. Doesn’t mean that we wouldn’t look forward to them.

Kuni Chen - Banc of America Securities - Analyst

Okay, thanks a lot.

Operator

Your next question comes from the line of John Tumazos with John Tumazos Very Independent Research. Please proceed.

John Tumazos - John Tumazos Very Independent Research - Analyst

Congratulations on all of the decisions.

Concerning the share repurchase, one of the developments, of course, is that when earnings are good, the stock price is high and when earnings are a little weaker, the stock price is a little less, if business were rough, would you be willing to sell an extra business or two to get the whole 25 % of the shares bought back by 2010?

Charles McLane - ALCOA Inc - EVP & CFO

Our divestiture plans as they are set right now, John, I think are pretty straightforward on the assets that we’ve identified and so I think the businesses that we’re remaining in are earning better than cost of capital are either in growth investments such as China or Russia that will earn cost of capital in the future so to easily answer your question I don’t think that would—we would be entertaining those type of activities.

John Tumazos - John Tumazos Very Independent Research - Analyst

Thank you.

Operator

Your next question comes from the line of Tony Rizzuto with Bear Stearns. Please proceed.

Anthony Rizzuto - Bear, Stearns & Co. - Analyst

Thank you very much. Hi, gentlemen. Alain, you talked about price caps on the can stock, I was wondering if you could talk a little bit about price caps or the fixed price contracts that maybe you entered into on the aerospace side.

I know they—my understanding is that they were of long term duration and I know some probably expired maybe in the last couple years, but could you talk about that a little bit as you head into 2008 and also if you could update us on the Russian aluminum assets, are you aerospace qualified as we listen to you today and how should we expect the profitability or the performance of those operations and have you changed your view of when you think you’ll be at breakeven on the Russian side?

Alain Belda - ALCOA Inc - Chairman & CEO

Okay, let’s talk about the aerospace contracts. We have contracts and they usually—sometimes they will have a fixed price. When they do, we normally would hedge the underlying metal around those contracts. Sometimes you get into issues where obviously, if you have gotten a contract and you’ve done a hedge on that, you’ve got to take or pay on the volume, and you might or might not get into issues of delivery. So most—I would say that 90% of the cases we will have a matching metal hedging deal done with a fixed price contract and sometime, there are issues related to the specific delivery in a specific quarter, and that’s some of the MTM that you saw on this quarter.

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Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

On the case of Russia, we’ve had some delays in Russia that are related to the import of equipment into Russia, and those have delayed us in some specific cases for more than six months, and so the delay you’re seeing in the turnaround of Russia are related to that. The qualification—some of the products are qualified already on the aerospace, on wheels by Ford and how do you call them, some European customers. So we think that Russia will be in a much better position next year, output is improving. We are basically the sole supplier of can sheet in Russia and that market is growing phenomenally, and they have announced their first regional jet and we’ll be part of that as you probably saw the release when we signed the MOU, it was their company that we’ll be building that, so it hasn’t changed anything but the delay has cost us additional time.

Anthony Rizzuto - Bear, Stearns & Co. - Analyst

Just a follow-up, if I may. I didn’t notice in going through all the slides that you have in the past broken out trailing 12 months, because of your international operations impact on ATOI. Do you have that today and could you let us know what kind of equipment issues there are in terms of what kinds of equipment have been long in coming or difficult to get a hold of?

Charles McLane - ALCOA Inc - EVP & CFO

Well I’ll take the first part of that, Tony. We did provide it. There was a slight increase in the amount of costs in the operations and that basically had to do with some severance and the Bohai preoperating cost going up. From an operational basis Russia was pretty flat.

Anthony Rizzuto - Bear, Stearns & Co. - Analyst

All right, Chuck. Thank you for that.

Alain Belda - ALCOA Inc - Chairman & CEO

And the equipment were heat treating furnaces and casting furnaces that just took six months longer than we thought it was going to in getting approval from the government for imports.

Anthony Rizzuto - Bear, Stearns & Co. - Analyst

Thanks very much, Alain.

Operator

Your next question comes from the line of Charles Bradford with Bradford Research. Please proceed.

Charles Bradford - Bradford Research - Analyst

Yes, I’d like to ask a couple questions about how you accounted for the Iceland facility, since it’s really completed even though you didn’t have the power, did you stop capitalizing the interest and did you start fully depreciating the unit?

Charles McLane - ALCOA Inc - EVP & CFO

It’s done on a units basis, Chuck. So as it ramps up its production, the economic benefit of that facility will be coming through and we will start depreciating at a higher rate when that occurs.

Charles Bradford - Bradford Research - Analyst

Okay, so it wasn’t done in the third quarter then for an accretable amount?

Charles McLane - ALCOA Inc - EVP & CFO

No, a minimal amount.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Charles Bradford - Bradford Research - Analyst

Okay, where do you stand today in Trinidad as far as a new site, environmental impact statement and so on?

Alain Belda - ALCOA Inc - Chairman & CEO

We’re completely stopped at the moment on Trinidad, depending on the government making a decision as to what they want to do in terms of location for this potential smelter and until they resolve what is an internal issue for them, we are doing absolutely nothing at the moment.

Charles Bradford - Bradford Research - Analyst

Thank you.

Operator

(OPERATOR INSTRUCTIONS)

Your next question comes from the line of Michael Gambardella with JP Morgan. Please proceed.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Yes, good afternoon. This is a question for Chuck. In your primary segment, it looks like the metal trading business where you also have the power sales, the revenue was down over $100 million in the quarter. Can you comment on that?

Charles McLane - ALCOA Inc - EVP & CFO

On the revenue portion, Mike?

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Yes.

Charles McLane - ALCOA Inc - EVP & CFO

I don’t have that with me, but the metal price decrease that we talked about of $135 million had the impact of the mark-to-market activity on it. I don’t have the revenue change handy. Tony will be glad to give you that later.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Okay, thanks.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Joshua Golden with [Jason Market]. Please proceed.

Joshua Golden - JPMorgan Chase & Co. - Analyst

Hi, this is Joshua from JP Morgan.

My question surrounds the balance sheet, you have a debt-to-capital target of around 30% to 35% and it appears that you have in the past—

Alain Belda - ALCOA Inc - Chairman & CEO

You’re cutting out. We can’t hear you.

Joshua Golden - JPMorgan Chase & Co. - Analyst

Can you hear me now?

Charles McLane - ALCOA Inc - EVP & CFO

Barely.

Joshua Golden - JPMorgan Chase & Co. - Analyst

How about now?

Charles McLane - ALCOA Inc - EVP & CFO

Yes.

Joshua Golden - JPMorgan Chase & Co. - Analyst

Yes, my question surrounds the debt-to-capital. You’ve stated in the past a 30% to 35% target but it appears that you’ve been willing to deviate from that. Given the increase in the share repurchase that’s been announced, possible future acquisitions, how should we think about the balance sheet going forward. What are you committed to for bond holders?

Alain Belda - ALCOA Inc - Chairman & CEO

Well, over the years, what we’ve given you as a guidance is that we like to have a balance sheet that is somewhere between 25% to 35% debt to equity. Now, we have deviated, you’re right, we’ve gone above 40% when we’ve done some acquisitions and depending on the value that we see at the acquisition, the moment in time when the opportunity come, we might take that kind of risk.

Joshua Golden - JPMorgan Chase & Co. - Analyst

Are you willing to commit to mid-triple B rating?

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman & CEO

We are committed to being a what do you call, a minimum of triple B Company.

Joshua Golden - JPMorgan Chase & Co. - Analyst

Okay, thank you.

Operator

Your next question comes from the line of David Gagliano with Credit Suisse. Please proceed.

David Gagliano - Credit Suisse - Analyst

I was just wondering if you could remind us again what your policy is towards hedging, specifically with regards to currency and energy and if we could get a little more detail in terms of your A-dollar exposure in particular, that would be great? Thanks very much.

Charles McLane - ALCOA Inc - EVP & CFO

Let me give you the sensitivity first. What we said last time is a 1% change against our major currencies to the U.S. dollar would be about $0.02 a share on an annual basis. Now that’s on an economic basis. In other words you’ve got a translation piece of currency that impacts you based on whatever the exposures are but the economic basis, the actual cost or revenue during the course of the quarter, you can use that $0.02 change for every 1% change on an annual basis, and as far as our policy is concerned, we don’t speculate, that’s our policy. We may do some smoothing from time to time on a percentage basis, but we don’t take speculative positions.

David Gagliano - Credit Suisse - Analyst

Okay, thanks very much. And just as a quick follow-up, with regards to the repurchase program, if we were to assume everything equal, share price stays flat for the next 12 months, I was wondering if you could just give us a sense as to where we should expect that repurchase authorization to be in terms of how much you have left to go in say a year?

Charles McLane - ALCOA Inc - EVP & CFO

I think that would be a little too restricting to tell you the truth. We’ll continue to look at our capital structure, our other growth opportunities, our CapEx, etc., our balance sheet is in outstanding position today, we’ve got cash. We alluded to the fact that we will probably have repurchased at a little higher level in the third quarter if we had not so restricted but with all of the variables going into what might happen six months from now, a year from now, we’re not going to restrict what we’re going to do.

David Gagliano - Credit Suisse - Analyst

Okay.

Operator

Your next question comes from the line of Jim Brown with JP Morgan. Please proceed.

Jim Brown - JPMorgan Chase & Co. - Analyst

Hi, based on the capital spending in the third quarter, which was quite high, it seems as if you might have difficulty keeping capital spending down to $3.2 billion for the year. Could you give us an idea of where capital spending will be and also, could you give us an idea of the Iceland ramp-up schedule?

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

Charles McLane - ALCOA Inc - EVP & CFO

Well, let me take the capital spend. There’s really two different - that’s on a cash basis to us, and there’s two different categories on our cash flow statement. One is our capital expenditures, which if you just looked at that it would seem that we’re going to have trouble hitting that, but the other category is the amount of capital calls we give from our minority partners, so you really have to net those two to get down to a net cash impact. And taking that into consideration, what Alain said earlier is excluding currency on our CapEx which we think is going to impact us close to a couple hundred million this year, we would be within target, so the first part is you’ve got to net out the capital calls that we get and then take the currency into consideration a couple hundred million that we would be within that range, a couple hundred million of our target.

Jim Brown - JPMorgan Chase & Co. - Analyst

Okay, and Iceland ramp up?

Alain Belda - ALCOA Inc - Chairman & CEO

Iceland, we will be at about 30,000 tons at the moment and starting some time late November or mid-November, we will, I believe, the plans at the moment are that we’ll start ramping up. The people have been training pretty arduously now to be able to start up at an accelerated pace, so we believe that we will be at about 300,000 tons for the full year 2008.

Jim Brown - JPMorgan Chase & Co. - Analyst

Thank you.

Operator

Ladies and gentlemen, that concludes our Q&A session. I’d like to hand the call back over to Tony Thene for closing remarks.

Tony Thene - ALCOA Inc - IR

Thank you, Shawn. Thank you for your participation. That now concludes our third quarter 2007 analyst conference call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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FINAL TRANSCRIPT

Oct. 09. 2007 / 5:00PM ET, AA - Q3 2007 ALCOA Inc Earnings Conference Call

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